UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2023

RENREN INC.

(Exact Name of Registrant as specified in its charter)

Commission file number: 001-35147

Cayman Islands	45 West Buchanan Street, Phoenix, Arizona, 85003	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

(833) 258-7482
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American depositary shares, each representing 45 Class A ordinary shares	RENN	The New York Stock Exchange
Class A ordinary shares, par value $0.001 per share*	RENN	The New York Stock Exchange

* Not for trading, but only in connection with the listing on The New York Stock Exchange of American depositary shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 23, 2023, Renren Inc. (the “Company”) entered into a share repurchase agreement (the “Share Repurchase Agreement”) with SoftBank Group Capital Limited (“SoftBank”), pursuant to which the Company repurchased from SoftBank (i) 152,870,520 Class A ordinary shares, par value US$0.001 per share, of the Company (the “Class A Ordinary Shares”) and (ii) 135,129,480 Class B ordinary shares, par value US$0.001 per share, of the Company (the “Class B Ordinary Shares”) (each of the Class A Ordinary Shares or the Class B Ordinary Shares, an “Ordinary Share” and collectively, the “Ordinary Shares”) at an aggregate purchase price of US$7,132,160 (the foregoing transaction, the “Share Repurchase”), representing a purchase price of US$1.1144 per ADS (each ADS is equivalent to 45 Ordinary Shares). The Company used cash on hand for the Share Repurchase and retired the Ordinary Shares purchased in the Share Repurchase.

The Share Repurchase was made pursuant to the Company’s current share repurchase program as previously approved by the board of directors of the Company (the “Board”). In relation to the Share Repurchase, the Board reviewed and approved the Share Repurchase upon the recommendation of the Company’s Audit Committee (the “Audit Committee”), which consists entirely of independent directors. Following the Share Repurchase, approximately US$1.1 million remains available under the current Board authorization for further repurchases, from time to time as conditions allow, on the open market or through privately negotiated transactions.

The foregoing description of the Share Repurchase Agreement contained herein is qualified in its entirety by reference to the Share Repurchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.01 Change in Control of Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Prior to the Share Repurchase, no person owns more than 50% of the Company’s outstanding shares or voting power. A change in control of the Company occurred by virtue of the consummation of the Share Repurchase, with Mr. Joseph Chen (“Mr. Chen”), the Company’s founder, chairman of board of directors and chief executive officer, becoming the Company’s largest and controlling shareholder. Immediately after giving effect to the Share Repurchase, Mr. Chen holds 156,204,091 Class A ordinary shares and 170,258,970 Class B ordinary shares, representing 37.2% of total outstanding shares and 77.1% of total voting power of the Company. Holders of Class A Ordinary Shares are entitled to one vote per share, while holders of Class B Ordinary Shares are entitled to ten votes per share. Subject to certain exceptions, Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of the Company’s shareholders. Class B Ordinary Shares are convertible at any time by the holder into Class A Ordinary Shares on a one-for-one basis.

Additionally, immediately after giving effect to the Share Repurchase, SoftBank holds 117,388,451 Class A ordinary shares of the Company, which is less than the Softbank Base Holding as defined in the Company’s currently effective Memorandum and Articles of Association. As a result, SoftBank is no longer entitled to the special rights set forth in the Company’s Memorandum and Articles of Association, including (i) the right to designate one director and (ii) approval rights with respect to certain matters such as a change-of-control event, election of directors at annual general meetings, new issuances of ordinary shares, and major acquisitions or disposals of assets.

Except as described herein, there were no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters. There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Share Repurchase Agreement, dated May 23, 2023, between Renren Inc. and Softbank Group Capital Limited (certain identified information has been excluded from the exhibit because it is both (i) not material, and (ii) the type that the registrant treats as private or confidential)
104	The cover page of this Current Report on Form 8-K is formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENREN INC.

		By:	/s/ Chris Palmer
Date:	May 24, 2023		Chris Palmer
Chief Financial Officer